Exhibit 99.1

Unitil Corporation

10b5-1 Plan Agreement

This Agreement, dated March 20, 2008 (this “Instruction”), between Unitil Corporation (the “Issuer”) and Wachovia Securities, LLC (the “Broker”).

WHEREAS, Issuer desires to repurchase shares of its common stock, no par value (the “Stock”), pursuant to its Stock repurchase program; and

WHEREAS, Issuer desires to appoint Broker to repurchase shares of Stock on its behalf for the purpose of satisfying the Issuer’s obligations to deliver shares of Stock required in connection with Employee Length of Service Awards (“LOS Awards”) and Directors’ retainer stock, in accordance with this Instruction.

NOW, THEREFORE, the Issuer and Broker hereby agree as follows:

1.	Broker shall repurchase shares of Stock on each day on which the American Stock Exchange (the “Exchange”) is open for trading and the Stock trades regular way on the Exchange, and in accordance with the following schedule at the then prevailing market prices; provided, however, that the total number of shares to be purchased on any day shall not exceed the then applicable volume limitation of Rule 10b-18 under the Securities Exchange Act of 1934 (the “Exchange Act”). “Stock Price” means the last sales price, regular way and without giving effect to any after-hours trading, on the Exchange on the trading day immediately prior to the date of the repurchase.

Schedule:

A.	LOS Awards: Stock shall be purchased quarterly pursuant to the parameters noted below. All quarterly dollar amounts defined below exclude any applicable Broker commission charges.

i.	Period 1: Stock shall be purchased on or about June 1 with a total valuation not to exceed $11,000;

ii.	Period 2: Stock shall be purchased on or about September 1 with a total valuation not to exceed $6,000;

iii.	Period 3: Stock shall be purchased on or about December 1 with a total valuation not to exceed $6,500;

iv.	Period 4: Stock shall be purchased on or about March 1 with a total valuation not to exceed $4,000;

B.	Directors’ Retainer Stock: Stock shall be purchased on or about December 1 with a total valuation not to exceed $55,000, excluding any applicable Broker commission charges.

2.

This Instruction shall become effective on March 20, 2008 and shall terminate on the earlier of the date upon which $82,500 in value (excluding applicable Broker commission charges) of shares of Stock have been purchased or March 20, 2009. Notwithstanding the foregoing, Issuer may suspend or terminate this Instruction at any time so long as such decision is made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Exchange Act or any other U.S. securities laws. Broker may terminate this Instruction upon three (3) days prior written notice to Issuer. Such written notice may be made by facsimile. Notwithstanding the termination of this Instruction, Issuer shall be solely responsible for any purchases properly made by Broker on Issuer’s behalf prior to Broker’s receipt of any notice of termination.

3.	Broker agrees to comply with Rule 10b-18 under the Exchange Act in effecting any purchase of Stock pursuant to this Instruction. Issuer agrees not to take any action which would cause any such purchase not to comply with Rule 10b-18.

4.	Issuer represents and warrants that the purchase of Stock pursuant to this Instruction has been duly authorized by the Issuer, is consistent with the Issuer’s publicly announced Stock repurchase program and is not prohibited or restricted by any legal, regulatory or contractual restriction or undertaking binding on the Issuer. Issuer shall immediately notify the Broker if it becomes subject to a legal, regulatory or contractual restriction or undertaking that would prevent the Broker from making purchases pursuant to this Instruction, and, in such a case, Issuer and Broker shall cooperate to amend or otherwise revise this Instruction to take account of such legal, regulatory or contractual restriction or undertaking (provided that neither party shall be required to take any action that would be inconsistent with the requirements of Rule 10b5-1(c)).

5.	Issuer understands that Broker may not be able to effect a purchase due to a market disruption or a legal, regulatory or contractual restriction applicable to Broker. If any purchase cannot be executed as required by paragraph 1, due to a market disruption, a legal, regulatory or contractual restriction applicable to the Broker, Broker agrees to effect such purchase as promptly as practical after the cessation or termination of such market disruption, applicable restriction or other event.

6.	Issuer shall indemnify Broker and its affiliates, directors, officers, agents, employees and assigns against any and all liabilities and expenses (including attorney’s fees and disbursements), or actions in respect of any and all liabilities or expenses, arising in connection with the transactions contemplated by for the services furnished pursuant to this Instruction, including, but not limited to, liabilities and expenses arising by reason of any violation or alleged violation of any state or federal securities laws except to the extent that such liabilities or expenses arise in connection with the bad faith or gross negligence of Broker in effecting the transactions contemplated by this Instruction. The Issuer shall also promptly reimburse Broker and its affiliates, directors, officers, agents, employees and assigns for all reasonable expenditures (including reasonable attorney’s fees and disbursements) made to investigate, prepare or defend any action or claim in respect of any such liability or expense, regardless of whether any litigation is pending or threatened against Broker or its affiliates, directors, officers, agents, employees and assigns. Broker shall provide Issuer proper and timely notice with regard to the commencement of any such action. The provisions of this paragraph shall survive the termination of this Instruction.

7.	Issuer represents and warrants that it is not aware of material, nonpublic information and is entering into this Instruction in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

8.	It is the intent of the parties that this Instruction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Instruction shall be interpreted to comply with the requirements of Rule 10b5-1(c).

9.	This Instruction shall be governed by and construed in accordance with the laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.

IN WITNESS WHEREOF, the undersigned have signed this Instruction as of the date first written above.

/s/ Mark H. Collin
Unitil Corporation
By:	Mark H. Collin
Sr. Vice President, Chief Financial Officer & Treasurer

/s/ Vladimir Wilhousky
Wachovia Securities, LLC
By:	Vladimir Wilhousky
First Vice President

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